Exhibit 10.6

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this Agreement) dated this 18th day of November, 2020, by and between 2474177 ONTARIO INC. an Ontario Corporation (the Seller), and SST II ACQUISITIONS, LLC. (the Purchaser) a Maryland corporation.

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

Article 1 PURCHASE AND SALE

1.1

Purchase and Sale. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller on the Closing Date the following (collectively, the Property):

(a)	Land. The parcels of land described in Schedule 1.1(a), all privileges and appurtenances, and rights and benefits (including easements and rights of way) belonging thereto (the Land);

(b)

Improvements. In respect of each parcel of Land, all existing buildings, structures, improvements, appurtenances, attachments, fixtures (including trade fixtures) and fixed equipment located thereon or affixed thereto, including all systems including heating, ventilation, air-conditioning, electrical, lighting, plumbing and water systems and all elevators, escalators, floor coverings, furnaces and boilers and fittings (the Improvements); if any.

(c)	Intentionally Deleted;

(d)

Tangible Personal Property. Any and all tangible property owned by the Seller and located on or about the Land and the Improvements and used in the operation or ownership of the business conducted thereon, including all appliances, equipment, machinery, furniture, carpet, drapes and other items of personal property, and including, without limitation, those items of personal property set forth on Schedule 1.1(d) attached (the Tangible Personal Property); and

(e)

Intangible Property. All intangible property owned by, and in the possession or control of, the Seller and pertaining to the ownership and/or occupancy of the Property and the operation of the business being conducted on the Land, including, without limitation: (i) all transferable utility contracts, (ii) all plans, specifications and studies, including development, engineering and landscaping plans and environmental studies, (iii) all licenses, permits, designs and systems, certificates of occupancy, authorizations and approvals and (iv) all assignable warranties and guarantees relating to the Property, or any part thereof (collectively, the Intangible Property).

Article 2 PURCHASE PRICE

2.1

Purchase Price. The purchase price (the Purchase Price) for the Property shall be the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) and shall be paid, accounted for and satisfied (subject to adjustment as hereinafter expressly provided) as follows:

(a)

the sum of Two Hundred Thousand Dollars ($200,000.00) (the First Deposit), by wire transfer to be paid to Reiter Nemetz (the Seller’s Solicitors), in trust, within three (3) Business Days from mutual execution and delivery of this Agreement (the Acceptance Date), which First Deposit shall be held by Seller’s Solicitors in trust in accordance with the provisions of this Agreement;.

(b)

the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) (the Second Deposit, together with the First Deposit to be collectively referred to herein as the Deposit), by wire transfer to be paid to the Seller’s Solicitors, in trust, within three (3) Business Days after the waiver by the Purchaser of the Diligence Condition Precedent, which Deposit shall be held by Seller’s Solicitors, in trust, in accordance with the provisions of Article 3 below;

(c)	the balance of the Purchase Price shall be paid by wire transfer to the Seller’s Solicitors, (or to whom the Seller may direct) at Closing (as defined below).

Article 3 DEPOSIT

3.1

Deposit. The Deposit and interest earned thereon (the Deposit Interest, together with the Deposit collectively, the Downpayment) shall be held and disbursed by Seller’s Solicitors, in trust, on the terms hereinafter set forth:

(a)	Once the Second Deposit is received by Seller’s Solicitor, Seller’s Solicitors shall deposit the Deposit in an interest bearing account of a Canadian chartered bank;

(b)	Seller’s Solicitors shall not commingle the Downpayment with any other funds of Seller’s Solicitors or others;

(c)

If the Closing takes place as contemplated pursuant to this Agreement, then Seller’s Solicitors shall disburse the Downpayment on the Closing Date to Seller, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the Downpayment; and

(d)

IF the transaction contemplated by this Agreement is not completed for any reason other than the default of the Purchaser, the Deposit shall be returned forthwith to the Purchaser together with any interest accrued thereon and the Purchaser shall retain all of its rights under this Agreement or at law. If the transaction contemplated by this Agreement is not completed due to the default of the Purchaser, the Vendor shall be entitled to retain the Deposit together with any interest accrued thereon and the Vendor shall retain all of its right under this Agreement or at law;

(e)

The Purchaser and Vendor acknowledge and agree that in holding the Deposit, the Vendor’s Solicitors shall be a mere stakeholder. If a dispute arises as to whom and/or when the Deposit or any portion thereof is payable then, absent a joint written direction from the Purchaser and the Vendor to the Vendor’s Solicitors to the contrary, the

Vendor’s Solicitors shall be entitled to pay all sums then held by them in trust for the parties into Court and shall be thereafter released from all claims or all liability whatsoever in connection therewith and the Purchaser and Vendor hereby so irrevocably direct and authorize the Vendor’s Solicitors in that regard.

Article 4 ADJUSTMENTS

4.1

Adjustments. The following adjustments are to be apportioned as between the Seller and the Purchaser as of 11:59 p.m. on the evening immediately preceding the Closing Date, with the Closing Date being for the account and expense of the Purchaser:

(a)	Realty Taxes. All Realty Taxes (as defined below). Adjustments in respect of such taxes shall be made on the basis of the calendar year.

(b)

Utility Charges. Utility charges payable by Seller, including, without limitation, electric or water rates and charges and sewer charges. Where practicable, any and all meter readings shall be taken on the day prior to the Closing Date. Seller shall bear the charges for utility services based on such readings, and Purchaser shall bear the charges for all such utility services thereafter. Purchaser confirms and acknowledges that the Seller shall be credited with all deposits, if any, on account with utility companies servicing the Property (and Seller and Purchaser agree to cooperate to effectuate the transfer of any such deposits), or alternatively, all such deposits shall be refunded to the Seller and Purchaser shall provide, on or before Closing, to such utility companies, its own deposits in substitution therefor;

(c)

Fuel. Fuel on hand, if any, based on an estimate provided by Seller’s fuel supplier, at Seller’s cost valued at the price therefor charged by such supplier and including any applicable taxes (it being agreed that notwithstanding the foregoing, if any fuel tank located on the Property is not full on the Closing Date, then Purchaser shall receive a credit in an amount equal to the cost necessary to fill such fuel tank);

(d)	Licenses, Permits. Annual license, permit and inspection fees, provided same are assignable to Purchaser; and

(e)	Other Items. Such other items as are customarily adjusted in purchase and sale transactions similar to the purchase and sale transaction contemplated by this Agreement.

4.2

Operating Expenses and Trade Accounts. Books and Records Available. Seller agrees to make available for Purchaser’s examination, after the Acceptance Date, operating statements for the three (3) full calendar years immediately preceding the calendar year in which the Closing Date occurs.

4.3

Contracts. Schedule 4.3 sets out all operating contracts entered into by the Seller in relation to the Property (collectively, the Contracts). Seller covenants and agrees, at its sole cost and expense, to terminate all Contracts, no later than the Closing, and Seller shall and hereby covenants and agrees to indemnify Purchaser from any and all liability relating thereto, which indemnity, the Seller hereby covenants and agrees, shall expressly survive the Closing, for a period of twelve (12) months thereafter.

4.4

Operating Expenses and Trade Accounts. Seller shall be responsible for all operating expenses and trade accounts relating to the Property (including charges and fees under the Contracts) up to and including 11:59 P.M. on the night preceding the Closing Date. Seller shall pay such amounts in the ordinary course of business up to the Closing Date, and to the extent any outstanding balances are then known at the Closing Date, pay same at the Closing. Seller agrees to indemnify and hold harmless Purchaser from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of Seller’s failure to pay such amounts (including, without limitation, any due and unpaid amounts under the Contracts) which obligation of indemnification, the Seller hereby covenants and agrees, shall expressly survive the Closing, for a period of twelve (12) months thereafter.

4.5

Survival. The provisions of this Article 4 shall survive the Closing for a period of twelve (12) months thereafter, during which period the parties shall correct any errors in the adjustments utilized on the Closing Date and re-adjust any items based on new or updated information. After the expiration of such Twelve (12) month period, the parties will be deemed to have waived any further right to adjust any such amounts. Each party shall promptly make payments to the other party in order to effectuate the adjustments and any re-adjustments described in this Agreement.

Article 5 DUE DILIGENCE; TITLE – PERMITTED ENCUMBRANCES; VIOLATIONS; INSPECTIONS

5.1

Seller’s Obligations – Due Diligence. Seller shall deliver to the Purchaser or make available to the Purchaser in the Seller’s electronic data room to which the Purchaser has access correct, complete and legible copies of all of the due diligence items listed in Schedule 5.1(a) attached hereto (collectively, the Due Diligence Items) on the Acceptance Date (as defined below), to the extent such Due Diligence Items are within the Seller’s possession or control.

5.2	Title; Permitted Encumbrances; Violations of Law.

(a)

At Closing, the Seller shall have good and marketable title to the Property, subject only to those exceptions and encumbrances set out in Schedule 5.2(a) attached hereto (the Permitted Encumbrances), and the Property shall be sold and conveyed by the Seller to the Purchaser free and clear of all claims, liens, charges and encumbrances whatsoever, other than the Permitted Encumbrances.

(b)

The Purchaser is to be allowed until 6:00 pm EST no later than sixty (60) days from the Acceptance Date (as required pursuant to Section 5.1 above) (the Diligence Period), to conduct its diligence in respect of the Property, and being satisfied, in its sole and absolute discretion, with the results thereof, including, but not limited to, its evaluation of the condition of the Property (including the environmental condition thereof), the suitability of the Property for the Purchaser’s intended use, Seller’s title to the Property (including the Permitted Encumbrances) and the existing zoning of the Property (the Diligence Condition Precedent). If within the Diligence Period: (x) any valid objection to title is made by Purchaser in writing to Seller or Seller’s Solicitors (including any objection to any of the Permitted Encumbrances), which Seller shall be unable or unwilling to remove and which Purchaser will not waive, or (y) Purchaser is not satisfied, in its sole and absolute discretion, with the results of the diligence it has conducted in respect of the Property, and is not prepared to waive the Diligence Condition Precedent, Purchaser shall be entitled to terminate this Agreement by delivering written notice thereof to Seller, and this Agreement shall, notwithstanding any intermediate acts or negotiations in respect of such objections, be null and void and the First Deposit shall be returned by Seller without deduction and neither Seller nor Purchaser shall have any further obligations to the other party under this Agreement, save for those obligations which expressly survive such termination.

(c)	Intentionally Deleted.

(d)

All violations (each, a Violation) of law or municipal ordinances, order or requirements noted in, issued by any department of buildings, fire, labor, health or other federal, state, provincial, county, municipal or other departments and governmental agencies, authorities, courts, and officers, including without limitation, those having jurisdiction over environmental matters (collectively, the Governmental Authorities) having jurisdiction over and affecting the Property, shall be cured or rectified by Seller, and Seller shall proceed with diligence to cause all such Violations to be cleared from the applicable public records, each at Seller’s sole cost and expense, by the Closing Date. Seller agrees to execute such consents, authorizations, approvals or directions to any and all parties as Purchaser may, from time to time, deem appropriate, permitting the release to the Purchaser, and its solicitors, attorneys, consultants, representatives or agents of information relating to the Property, including such written authorization to make the necessary searches of such Governmental Authorities, but shall not authorize and inspections of the Property.

(e)

Inspection. During the Diligence Period, and at any time thereafter during the currency of this Agreement, at any time and from time to time during normal business hours, the Seller shall provide the Purchaser, and/or its servants, agents, employees, representatives, environmental engineers and consultants, access to the Land for purposes of conducting such inspections, studies, examinations, testing, and/or surveying of the Property, and any and all portions thereof, including physical and mechanical inspections, as the Purchaser may deem necessary provided that same shall not interfere (and the Purchaser undertakes to use its reasonable commercial efforts not to so interfere) with the use, operation and enjoyment of the Land and Improvements by the Seller or any other occupant of the Land and Improvements, and further provided same is done in the presence of the Seller or its authorized representatives. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I and/or Phase II environmental site assessment, which shall not require consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, studies, exams, tests and surveys, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may have regarding the Property. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 5.2(e) and shall restore the Property substantially to its original condition, and Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification, the Seller hereby covenants and agrees, shall expressly survive the Closing or termination of this Agreement. All entries onto the Property by Purchaser shall be preceded by not less than seventy-two (72) hours prior written notice to Seller, and such entries shall be accompanied by Seller or Seller’s agent, as the case may be. Purchaser must obtain such insurance as reasonably required by the Vendor and deliver it to Vendor prior to entry.

Article 6 REPRESENTATIONS AND WARRANTIES

6.1	Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a)

Purchaser is a limited liability Delaware company and has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement;

(b)

the execution and delivery of and performance by Purchaser of this Agreement and the consummation of the purchase and sale contemplated hereby has been duly authorized by all necessary corporate action on the part of Purchaser;

(c)

neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound; and

(d)

this Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement, enforceable against Purchaser in accordance with the terms subject only to any limitation under applicable laws relating to (x) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (y) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Purchaser shall deliver a certificate to Seller at Closing updating and recertifying all of the foregoing representations and warranties to Seller as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of one (1) year thereafter.

6.2	Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a)

Seller is a corporation incorporated and existing under the laws of Ontario and has the corporate power to hold, collectively, legal and beneficial ownership of the Property, and enter into and perform all duties and obligations imposed on Seller under this Agreement;

(b)

the execution and delivery of and performance by Seller of this Agreement and the consummation the purchase and sale contemplated hereby has been duly authorized by all necessary corporate action on the part of Seller,

(c)

neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound;

(d)

this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement, enforceable against Seller in accordance with the terms subject only to any limitation under applicable laws relating to (x) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (y) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(e)

Seller is not a non-resident of Canada within the meaning of the Income Tax Act of Canada and the Seller is a registrant for the purposes of any taxes imposed under Part IX of the Excise Tax Act, R.S., 1985, c. E-15;

(f)

there are no service contracts, maintenance agreements or other Contracts relating to or otherwise encumbering the Property, other than the Permitted Encumbrances and the Contracts, and no leases encumbering the Property other than the existing month to month tenancy (the Monthly Tenancy) which shall be terminated by Seller on or before Closing;

(g)

there are no parties in possession of, or claiming any possession to, any portion of the Property, and there are no offers to lease, agreements to lease, leases, renewals or extensions of leases, tenancy agreements, rights of occupation, licenses or other occupancy agreements granted by or on behalf of Seller or any predecessors in title to possess or occupy space within the Property, or any part thereof now or hereafter, other than the pursuant to the Monthly Tenancy;

(h)

Seller has not entered into any agreements with any Governmental Authorities including without limitation, those having jurisdiction over environmental matters, having jurisdiction over and affecting the Property (including without limitation, those having jurisdiction over environmental matters), other than as listed in Schedule 5.2(a) or as has been disclosed in writing and delivered to the Purchaser or that is registered against title to the Land;

(i)

To the Seller’s knowledge the Improvements are wholly within the boundaries of the Land, as applicable, and do not infringe on any easement or right-of-way affecting such parcel of Land there are no improvements on any adjoining land, whether public or private, that encroach on any of the Land. The Property has the benefit of, and legal right to, access to the abutting municipal public road known municipally as Jane Street;

(j)

to the Seller’s knowledge and without any enquiry, the Property and its use, operation and maintenance by Seller is in compliance with all applicable laws and with all restrictions registered against title to the Land;

(k)	to the best of Seller’s knowledge and belief, Seller has not violated or breached, in any respect, any of the terms or conditions of any Permitted Encumbrance;

(l)

all accounts that are due and owing for work or services performed or materials placed or furnished upon or in respect of the construction, completion, repair, renovation or maintenance of the Property have been fully paid to date, and at Closing, there will be no such outstanding accounts that could result in the filing of any encumbrance or lien against the Property;

(m)

Seller has no knowledge of, and has not received any written notice of, any violation of any applicable laws from any Governmental Authorities concerning the Property, including, without limitation, any outstanding work orders or deficiency or non-compliance notices;

(n)

Seller has no knowledge of, and has not received, with respect to the Property, written notice from any Governmental Authority regarding any change to the zoning classification, any condemnation, expropriation or similar proceedings pending or threatened against the Property, or any proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements;

(o)

Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property;

(p)

To the Seller’s knowledge, there are no tax arrears, local improvement or capital charges, sewer taxes and rents, special levies or assessments, or other rates or charges of a similar nature associated with or pertaining to the Property (other than realty taxes accruing from day to day) (collectively, the Realty Taxes), Seller has not received written notice in connection therewith and no agreement has been entered into by Seller with the municipality or with any other Governmental Authority which would have the effect of making all or part of the Property subject to or assessed for any such Realty Taxes. There are no appeals, claims, actions, suits, proceedings or investigations pending, or, to the Seller’s knowledge, threatened against Seller relating to such Realty Taxes and Seller knows of no valid basis for any such claim, action, suit, proceeding, investigation or discussion;

(q)

there are no actions, suits, arbitrations, alternative dispute resolution processes, or administrative or other proceedings by or before any Governmental Authorities or other person, pending, or, to the Seller’s knowledge, threatened against or affecting the Property, and the Seller does not know of any valid basis for any such action, suit, arbitration process or proceeding. To the Seller’s knowledge, there are no investigations by any governmental authorities in progress with respect to the Property. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Seller settled any claim prior to being prosecuted in respect of it. Seller is not the plaintiff or complainant in any action, suit, arbitration, alternative dispute resolution process or proceeding arising out of or connected with the Property;

(r)

there are no options to purchase the Property, or any portion thereof, in favor of any third party, and there are no rights of first refusal relating to the Property, or any portion thereof, in favor of any third party;

(s)	to the best of Seller’s knowledge and belief, all Due Diligence Items delivered by Seller to Purchaser are true, correct and complete in all material respects; and

(t)	there are no employment agreements of any kind to which Seller is a party, including union and collective bargaining agreements, which will be binding on Purchaser after the Closing;

(u)	Seller has received no notice of any environmental contamination on, at or adjacent to the Property; and

(v)

to the Seller’s knowledge without any enquiry, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with Environmental Requirements (as defined below), and there are no Hazardous Materials (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements.

For purposes of this Agreement. Hazardous Materials shall mean any substance which is or contains: (i) any substance or materials which are classified or considered to be hazardous or toxic under any Environmental Requirements, and (ii) any additional substances or materials which are hereafter classified or considered to be hazardous or toxic under any Environmental Requirements or applicable laws (including common law) relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property: (i) requires reporting, investigation or remediation under Environmental Requirements, (ii) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to health or safety or persons on the Property or the adjacent property, or (iii) which, if emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, Environmental Requirements shall mean all applicable laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees, now or hereafter enacted, promulgated or amended, of Canada, any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water, land or soil).

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of one (1) year thereafter save and except Section 6.2 (v) which shall merge on Closing.

6.3

Purchaser’s Conditions Precedent to Closing – Seller’s Representations and Warranties. It shall be a condition precedent to Purchaser’s obligations to consummate the purchase and sale transaction contemplated by this Agreement, that all representations and warranties made herein by Seller are true and correct in all material respects as of the Closing Date, failing which, Purchaser, at its option, shall be entitled to terminate this Agreement and the Downpayment shall forthwith be refunded to the Purchaser forthwith, without deduction.

Article 7 COVENANTS OF SELLER

7.1	Seller covenants and agrees with the Purchaser, that from and after the Acceptance Date (as defined below):

(a)

No Modification to Lease. Seller shall not enter into any new leases of space affecting the Property or any other occupancy agreements affecting the Property; and (ii) Seller shall terminate, on or before Closing, at its sole cost and expense, the Monthly Tenancy;

(b)

No Modification to Contracts. Seller shall not modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Contracts affecting the Property or enter into any new agreement affecting the Property, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed;

(c)

Maintain Improvements. Seller shall maintain the Improvements in good order and repair so that same shall be in the same condition on the Closing Date as they are in on the Acceptance Date, reasonable wear and tear excepted;

(d)

Maintain Insurance. Seller shall keep the Property insured against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and pay all premiums for such insurance prior to the applicable due dates;

(e)

Cooperation with Purchaser’s Due Diligence. Seller shall cooperate with Purchaser in connection with Purchaser’s due diligence, such cooperation to include such due diligence conducted by Purchaser pursuant to the terms of this Agreement;

(f)

Violation Notices. Seller shall immediately provide Purchaser with a copy any Violation issued by any Governmental Authorities having jurisdiction over or affecting the Property or the business of Seller;

(g)

Tangible Personal Property. Without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole and absolute discretion, Seller shall not remove from the Property any Tangible Personal Property, except as may be necessary for repairs, or the discarding of worn out or useless items that are replaced by (and at the expense of) Seller;

(h)

Zoning. Without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole and absolute discretion, Seller shall not initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of the Land; and

(i)

Obligation to Provide Notices. Seller shall provide Purchaser with copies of any and all notices which Seller receives concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, or (iii) any litigation filed or threatened against Seller or the Property.

(j)

Termination of Employment Contracts. The Seller shall, on or prior to the Closing, terminate the employment contracts of any employees employed by the Seller in respect of the Property and make such severance payments in connection therewith as may be required pursuant to the Employment Standards Act (Ontario) and the Seller shall indemnify and save harmless the Purchaser from any and all claims which may be made against the Purchaser as a result of the termination of such employment contracts.

Article 8 CLOSING

8.1	Closing.

(a)

Closing. Assuming that all conditions to closing have been satisfied or affirmatively waived by Purchaser, and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall take place on the “Closing Date” that is thirty (30) days after the expiration of the Diligence Period.

Seller and Purchaser agree that the Closing shall be consummated through the customary practice among Canadian solicitors representing sellers and purchasers of real property in Ontario, Canada, and neither party need be present at Closing. In furtherance of the foregoing, on the Closing Date, all documents and funds shall be delivered to the Seller’s Solicitors, and shall be held by them in trust until release is authorized as set out in a document registration agreement, in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on March 29, 2004 or any successor version thereto, and acceptable to the Seller’s Solicitors and the Purchaser’s solicitors, acting reasonably, and entered into by the Purchaser’s solicitors and the Sellers’s Solicitors at or prior to Closing, providing for the holding and release of documents and funds. On or before the Closing Date, the Seller’s Solicitors shall prepare the electronic transfer and message it to Purchaser’s solicitors for completion.

(b)	Possession. Vacant Possession of the Property shall be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Encumbrances.

8.2	Registration, Closing Costs and HST.

(a)

Registration. Registration of all the requisite documents in all appropriate offices of public record and all matters of payment and delivery of documents by each party to the other shall be deemed to be concurrent requirements of Closing so that the Closing shall not be completed hereunder until everything has been paid, delivered and registered.

(b)

Closing Costs. Seller shall pay, on the Closing Date, the fees and expenses of Seller’s solicitors and other professionals or consultants providing counsel to Seller in connection with the transactions contemplated in this Agreement. Purchaser shall pay, on the Closing Date, (i) all recording costs relating to the Transfer, (ii) any applicable land transfer taxes, HST, provincial transfer/stamp fees or taxes and similar charges relating to the transfer of the Property, (iii) the fees and expenses of Purchaser’s solicitors and other professionals or consultants providing counsel to Purchaser in connection with the transactions contemplated in this Agreement.

(c)

HST. It is acknowledged by Purchaser that if the sale of the Property is subject to HST, then the HST shall be in addition to the Purchase Price. Provided that the Purchaser delivers the certificate, undertaking and indemnity with respect to HST set out herein on Closing, Seller will not collect HST on the Closing Date and Purchaser will be responsible for the timely payment to the Canada Revenue Agency of any HST which may be payable by Purchaser in respect of this transaction.

8.3

Seller’s Closing Deliveries. Seller covenants and agrees to deliver possession of the Property to the Purchaser on Closing, subject only to the Permitted Encumbrances and those Contracts which the Purchaser has elected to assume on Closing, and shall deliver the following documents to the Purchaser on or prior to Closing:

(a)

Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required to evidence Seller’s authority to consummate the transactions contemplated by this Agreement;

(b)

Transfer. An electronic transfer (the Transfer) containing the statements of the transferor and the transferor’s solicitor as set out in section 50(22) of the Planning Act transferring to the Purchaser fee simple title to the Land;

(c)

Residency Certificate. A statutory declaration of an officer of the Seller stating that, on Closing, the Seller is not a “non-resident” of Canada within the meaning and purpose of Section 116 of the Income Tax Act (Canada) and that, no officer, director or shareholder of the Seller, nor any of their spouses, have resided or have any right to reside within or upon any part of the lands as their matrimonial home;

(d)

Statement of Adjustments. A Statement of Adjustments prepared in accordance with Article 4 of this Agreement and an undertaking by Seller to readjust the same upon written request of the Purchaser after Closing;

(e)	Re-affirmation Certificate. A certificate stating that the representations and warranties of the Seller contained herein continue to be true as at Closing;

(f)	Tangible Personal Property. A general conveyance from the Seller to the Purchaser transferring all legal and beneficial interests in all Tangible Personal Property;

(g)	Undertaking to Re-adjust. An undertaking by the Seller to readjust the Statement of Adjustments, upon written request of the Purchaser after Closing; and

(h)

Reliance Letters. Reliance letters addressed to the Purchaser and any lender to the Purchaser from the consultants who prepared the environmental and engineering reports delivered by the Seller if any and comprising part of the Due Diligence Items, confirming that the Purchaser may rely on such reports, to the extent that the foregoing may be obtained by the Seller using commercially reasonable efforts;

such further documentation relative to the completion of this transaction as otherwise referred to herein, or as the Purchaser may reasonably require, or as may be required by law or as may be the usual practice of a purchaser’s solicitor in completing transactions similar to the within transaction in the Province of Ontario. All such documentation, except as otherwise provided herein, shall be in form and substance acceptable to both the Seller and the Purchaser, each acting reasonably and in good faith.

8.4	Purchaser’s Closing Deliverables. The Purchaser covenants to deliver the following to the Seller on or prior to Closing:

(a)

Purchase Price. The balance of the Purchase Price, as described in Section 2.1(c) (net of the Downpayment to applied against the Purchase Price, and subject to adjustments as contemplated pursuant to this Agreement);

(b)	Undertaking to Re-adjust. An undertaking by the Purchaser to readjust the Statement of Adjustments upon written request of the Seller after Closing; and

(c)

Purchaser’s Certificate. A certificate of the Purchaser specifying the Purchaser’s harmonized sales tax registration number and an undertaking by the Purchaser to remit any tax exigible under the Excise Tax Act in respect of this transaction together with a copy of the Purchaser’s ETA registration, a warranty that the Purchaser shall self-assess and file the prescribed form and an indemnity to the Seller in respect of any HST otherwise payable in connection with this transaction, which indemnity shall survive Closing, and such further documentation relative to the completion of this transaction as otherwise referred to herein, or as the Seller may reasonably require or as may be required by law or as may be the usual practice of a Seller’s Solicitors in completing transactions similar to the within transaction in the Province of Ontario. All such documentation, except as otherwise provided herein, shall be in form and substance acceptable to both the Seller and the Purchaser, each acting reasonably and in good faith.

Article 9 RISK OF LOSS

9.1

Condemnation. If, prior to the Closing, action is initiated to take all or a substantial portion of the Property, by eminent domain proceedings or by deed or transfer in lieu thereof, Purchaser may either at or prior to Closing: (a) terminate this Agreement, in which event the Downpayment shall be refunded, without deduction, to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither Seller nor Purchaser shall have any further right or obligation hereunder, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

9.2	Casualty.

(a)

Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property suffers any damage equal to or in excess of Five Hundred Thousand Dollars (CDN $500,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing: (a) terminate this Agreement, in which event, the Downpayment shall be refunded to the Purchaser forthwith, without deduction, and without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither Seller nor Purchaser shall have any further right or obligation under this Agreement other those obligations which expressly survive the Closing, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after Closing Date, shall be assigned to the Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (x) Seller’s deductible under its insurance policy, and (y) the amount of the uninsured or underinsured loss.

(b)

If the Property suffers any damage less than Five Hundred Thousand Dollars (CDN $500,000.00) prior to the Closing from fire or other casualty, Purchaser agrees that it will consummate the Closing and accept an assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from an after the Closing Date (plus receive a credit against Purchase Price in an amount equal to the sum of: (x) Seller’s deductible under its insurance policy, and (y) the amount of the uninsured or underinsured loss) and there shall be no other reduction in the Purchase Price.

Article 10 DEFAULT

10.1	Default. In case of an alleged default by any party to this Agreement, the Seller and Purchaser shall have all remedies available at law or in equity open or available to each party.

10.2

Notice and Cure. In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date and (iii) such notice and cure shall be provided with respect to a party’s default in delivering funds.

Article 11 MISCELLANEOUS

11.1

Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile or email to the respective numbers/ email addresses specified below, provided any such facsimile/email notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. For purposes of this Section 11.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	2474177 Ontario Inc.

261 Arnold Avenue Vaughan, ON L4J 1C3 Attention : Gil Shcolyar Tel : 416-930-4719 Email : petrogold@rogers.com

With copies to	Reiter, Nemetz

298 Sheppard Ave. W, Suite 100☐ Toronto, ON M2N 1N5 Attention : Marilyn Reiter-Nemetz Tel : 416-665-1458 Ext. 227 Email : mreiter@reiternemetz.com Fax: 416-665-0895

If to Purchaser:	SST II Acquisitions, LLC.

10 Terrace Road, Ladera Ranch, CA 92694, USA Attention: Nicholas Look Tel: (949) 429-6600 Email: nlook@smartstop.com

with copies to:	SST II Acquisitions, LLC.

8235 Douglas Ave, Suite 1250 Dallas TX 75225, USA Attention: Wayne Johnson Tel: (214) 217-9797 Email: wjohnson@smartstop.com

and with copies to:	Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP Suite 1500 - 45 O’Connor Street Ottawa, Ontario K1P 1A4 Attention: Norman B. Lieff and Joshua Sprague Tel: 613-780-8661 Email: nlieff@nortonrosefulbright.com

11.2

Real Estate Commissions. The Seller confirms and acknowledges that it has not entered into any agreements (written or otherwise) or retained any brokers in respect of the purchase and sale of the Property other than with CBRE Limited (the Seller’s Broker). The Seller agrees to pay in full the real estate commission due to the Seller’s Broker. Except for the forgoing, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby other than Seller’s Broker. Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Seller’s Broker. Notwithstanding anything to the contrary contained herein, this Section 11.2 shall survive the Closing or any earlier termination of this Agreement.

11.3

Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

11.4	Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

11.5	Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

11.6

Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, Canada or Ontario, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

11.7

Governing Law. This Agreement shall be governed by the laws of the Province of Ontario. This Agreement is subject to the express condition that it will be effective only if the parties have complied with the provisions of Section 50 of the Planning Act (Ontario) as of Closing.

11.8

Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, or alternatively, direct that title to all or part of the Property be transferred, without Seller’s consent, to (i) an affiliate (as such term is defined in the Canada Business Corporations Act) of the Purchaser, (ii) an entity in which SmartStop Self Storage REIT, Inc. a Maryland corporation, Strategic Storage Growth Trust II, Inc., a Maryland corporation, Strategic Storage Trust IV, Inc., a Maryland corporation, or any subsidiary of the foregoing, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser, or an affiliate of Purchaser, is the external advisor, (iv) a Delaware statutory trust of which Purchaser, or an affiliate of Purchaser is the signatory trustee, or (v) a partnership or joint venture in which the Purchaser, or any entity described in paragraphs (i) through (iv) above, has an interest (any such party being herein called a Permitted Assignee); provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder. In addition, the Purchaser shall be entitled to direct Seller to transfer Property to a Permitted Assignee.

11.9

Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

11.10

Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile, email and/or electronic signature pages shall be effective for purposes of this Section 11.10

11.11

Acceptance Date. For purposes of this Agreement, the “Acceptance Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof.

11.12	Schedules. The following schedules are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)	Schedule 1.1(a) – Lands;

(b)	Schedule 1.1(d) - Tangible Personal Property;

(c)	Schedule 4.3 - Contracts;

(d)	Schedule 5.1(a) - Due Diligence Items;

(e)	Schedule 5.2(a) - Permitted Encumbrances;

11.13	No Registration. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded in the public records of any county or province.

11.14

Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Acceptance Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser, and each party agrees to use best efforts to prevent disclosure of this transaction by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, solicitors, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with any court order or directive of any applicable governmental authority. The provisions of this Section 11.14 shall survive Closing or any termination of this Agreement.

11.15

Covenants of Good Faith and Best Efforts. Each of the Seller and the Purchaser covenants and agrees to conduct itself reasonably and with the utmost good faith with respect to all matters related to this Agreement and it shall furthermore use its best efforts in fulfilling any of its respective covenants, agreements or obligations pursuant to this Agreement.

11.16	Currency. All references in this Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

11.17

Business Day. For greater certainty and for purposes of this Agreement, Business Day shall exclude Saturday, Sunday or any other day on which banks are required or authorized to close in Toronto, Ontario.

[Signatures begin on following page]

Executed by Seller this 18 day of November, 2020.

2474177 ONTARIO INC.

Per:	/s/ Gill Shcolyar
Name: Gill Shcolyar
Title: Director

Per:
Name:
Title:
I/We have the authority to bind the corporation

Executed by Purchaser this 18 day of November, 2020.

SST II ACQUISITIONS, LLC

Per:	/s/ Michael S. McClure
Name: Michael S. McClure
Title: CEO

Per:
Name:
Title:
I/We have the authority to bind the corporation